                                 EXHIBIT NO. 19


                      REPORTS FURNISHED TO SECURITY-HOLDERS

------------------------------------------------
CINTECH TELE-
MANAGEMENT
SYSTEMS, INC.

Condensed Financial Statements for the Three and
Six-Months Ended December 31, 1998 and 1997 and Independent Accountants' Report

INDEPENDENT ACCOUNTANTS' REPORT


To the Directors of
  Cintech Tele-Management Systems, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of December 31, 1998 and 1997 and the related condensed statements of operations, stockholders' equity and cash flows for the three months and six months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of the Company as of June 30, 1998, and the related statement of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 26, 1998, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 1998 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

January 22, 1999

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED BALANCE SHEETS
DECEMBER 31, 1998, JUNE 30, 1997 AND DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------------------

                                                         DECEMBER 31,        JUNE 30,        DECEMBER 31,
                                                            1998               1998             1997
ASSETS                                                   (UNAUDITED)                         (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                     $1,197,730        $  913,699        $  674,695
  Marketable securities (Note 2)                          3,318,562           916,832           614,310
  Accounts receivable, trade - (Net of
    allowance of $92,468, $28,397 and
    $56,401 at December 31, 1998, June 30, 1998,
     and December 31, 1997, respectively) (Note 1)          461,132         1,523,058         1,262,134
  Inventory (Note 1)                                         57,519            87,472            80,688

  Prepaid expenses                                           20,885            28,450             5,865
                                                         ----------        ----------        ----------
           Total current assets                           5,055,828         3,469,511         2,637,692
                                                         ----------        ----------        ----------

FIXED ASSETS (Note 1):
  Equipment                                                 698,925           668,065           645,446
  Furniture and fixtures                                    146,592           146,592           122,331
                                                         ----------        ----------        ----------
           Total                                            845,517           814,657           767,777

  Less accumulated depreciation                            (752,594)         (703,804)         (701,423)
                                                         ----------        ----------        ----------
           Total fixed assets - net                          92,923           110,853            66,354
                                                         ----------        ----------        ----------

  Software development costs - net (Note 1)                 482,151           225,117           372,930
                                                         ----------        ----------        ----------


TOTAL                                                    $5,630,902        $3,805,481        $3,076,976
                                                         ==========        ==========        ==========

                                                         DECEMBER 31,        JUNE 30,        DECEMBER 31,
                                                            1998               1998              1997
LIABILITIES AND
STOCKHOLDERS' EQUITY                                     (UNAUDITED)                         (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable                                      $   476,650       $   201,292       $   526,369
  Accrued liabilities:
    Accrued salaries                                        266,250           222,562           152,122
    Accrued payroll taxes                                    25,976            13,660            10,389
    Accrued vacation                                         70,712            86,782            71,625
    Other                                                   300,383           300,302           189,587
  Deferred maintenance revenue (Note 1)                     567,323           442,611           330,724
                                                        -----------       -----------       -----------
           Total current liabilities                      1,707,294         1,267,209         1,280,816
                                                        -----------       -----------       -----------


STOCKHOLDER'S EQUITY (Notes 1, 5, 6):
  Common stock                                            8,986,122         8,982,842         8,982,842
  Contributed capital                                       675,757           675,757           675,757
  Treasury stock                                             (2,290)           (2,290)           (2,290)

  Accumulated deficit                                    (5,735,981)       (7,118,037)       (7,860,149)
                                                        -----------       -----------       -----------
           Total stockholders' equity                     3,923,608         2,538,272         1,796,160



TOTAL                                                   $ 5,630,902       $ 3,805,481       $ 3,076,976
                                                        ===========       ===========       ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS AND SIX-MONTHS ENDED DECEMBER 31, 1998 AND 1997
------------------------------------------------------------------------------------------

                                   FOR THE THREE-MONTHS ENDED     FOR THE SIX-MONTHS ENDED
                                          DECEMBER 31,                  DECEMBER 31,
                                   -------------------------     -------------------------
                                      1998           1997           1998           1997
NET SALES (Note 1)                 $2,225,468     $2,621,221     $5,517,560     $4,677,971

COST OF PRODUCTS SOLD (Note 1)        311,012        433,427        691,571        738,882

PROVISION FOR OBSOLETE
   INVENTORY (Note 1)                   4,500         10,500          9,000         17,500

AMORTIZATION OF DEFERRED
  SOFTWARE DEVELOPMENT
  COSTS (Note 1)                       36,000         36,000         72,000         72,000

LICENSING FEES (Note 1)               253,185        460,826        892,508        793,900
                                   ----------     ----------     ----------     ----------

GROSS PROFIT                        1,620,771      1,680,468      3,852,481      3,055,689

RESEARCH AND DEVELOPMENT               93,312        142,461        195,983        274,768

SELLING, GENERAL AND
  ADMINISTRATIVE (Notes 1, 3)       1,177,847      1,146,711      2,318,084      2,291,801
                                   ----------     ----------     ----------     ----------

INCOME FROM OPERATIONS                349,612        391,296      1,338,414        489,120

OTHER INCOME                           27,438          6,981         43,642         14,941
                                   ----------     ----------     ----------     ----------


NET INCOME                         $  377,050     $  398,277     $1,382,056     $  504,061
                                   ==========     ==========     ==========     ==========


BASIC AND DILUTED EARNINGS
  PER COMMON SHARE (Note 5)        $     0.03     $     0.03     $     0.11     $     0.04
                                   ==========     ==========     ==========     ==========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE SIX-MONTHS ENDED DECEMBER 31, 1998 AND 1997
-----------------------------------------------------------------------------------------------------------------

                                     COMMON                                                            TOTAL
                                     STOCK         CONTRIBUTED     TREASURY       ACCUMULATED       STOCKHOLDERS'
                                  NO PAR VALUE       CAPITAL        STOCK           DEFICIT            EQUITY
BALANCE AT JUNE 30, 1997           $8,982,842       $675,757       $(2,290)       $(8,364,210)       $1,292,099

NET INCOME                                                                            504,061           504,061
                                   ----------       --------       -------        -----------        ----------

BALANCE AT DECEMBER 31, 1997       $8,982,842       $675,757       $(2,290)       $(7,860,149)       $1,796,160
                                   ==========       ========       =======        ===========        ==========


BALANCE AT JUNE 30, 1998           $8,982,842       $675,757       $(2,290)       $(7,118,037)       $2,538,272

STOCK OPTIONS EXERCISED                 3,280                                                             3,280

NET INCOME                                                                          1,382,056         1,382,056
                                   ----------       --------       -------        -----------        ----------


BALANCE AT DECEMBER 31, 1998       $8,986,122       $675,757       $(2,290)       $(5,735,981)       $3,923,608
                                   ==========       ========       =======        ===========        ==========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS  (UNAUDITED)
FOR THE SIX-MONTHS ENDED DECEMBER 31, 1998 AND 1997
------------------------------------------------------------------------------------------------------

                                                                              1998              1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                              $ 1,382,056        $ 504,061
                                                                          -----------        ---------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                               48,790           93,000
    Amortization of software development costs                                 72,000           72,000
    Provision for obsolete inventory                                            9,000           17,500
    Provision for doubtful accounts                                            64,071           18,797
    Changes in assets and liabilities:
      Decrease (increase) in accounts receivable                              997,855         (306,983)
      Decrease in inventory                                                    20,953            3,227
      Decrease in prepaid expenses                                              7,565           13,918
      Increase (decrease) in accounts payable                                 275,358           (6,734)
      Increase in accrued expenses                                             40,015           53,844
      Increase in deferred maintenance revenue                                124,712          154,399
                                                                          -----------        ---------
           Total adjustments                                                1,660,319          112,968
                                                                          -----------        ---------
           Net cash provided by operating activities                        3,042,375          617,029
                                                                          -----------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities                                        (2,401,730)        (251,215)
  Purchase of fixed assets                                                    (30,860)         (15,019)
  Expenditures for software development costs                                (329,034)         (86,600)
                                                                          -----------        ---------
           Net cash used in investing activities                           (2,761,624)        (352,834)
                                                                          -----------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options                                       3,280
  Payment on notes payable                                                                     (30,000)
                                                                          -----------        ---------
           Net cash provided by (used in) financing activities                  3,280          (30,000)
                                                                          -----------        ---------

NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                                 284,031          234,195

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                         913,699          440,500
                                                                          -----------        ---------

  End of period                                                           $ 1,197,730        $ 674,695
                                                                          ===========        =========

See notes to financial statements

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 1998 AND AS OF DECEMBER 31, 1998 AND 1997 AND FOR THE THREE-MONTH AND SIX-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND SIX-MONTHS ENDED DECEMBER 31, 1998 AND 1997 IS UNAUDITED)
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - The Company develops and markets computer software in the emerging Computer-to-Telephone Integration (CTI) industry which integrates the voice functions of the telephone with the data functions of the computer to provide various business applications. This provides the means for small to mid-sized offices to take advantage of the rapid advances and emerging capabilities of CTI. Cintech has key strategic product partnerships with Nortel and NEC America. These strategic product partnerships provide the Company with extensive distribution opportunities.

      BASIS OF PRESENTATION - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 8. The information disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1998 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 1998 included in these financial statements has been derived from the audited financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

      Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover a one-year period with revenue being recognized on a straight-line basis over the maintenance period.

      WARRANTY RESERVE - At the time of sale, the Company accrues for warranty costs relating to hardware replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve, included in other accrued liabilities in the financial statements, is adjusted periodically based upon actual experience.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using an accelerated method over the following useful lives:

         Equipment                                              5 years
         Furniture and Fixtures                                 7 years
         Computer Equipment                                     3 years


      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:

                                                 DECEMBER 31,      JUNE 30,        DECEMBER 31,
                                                    1998             1998             1997
         Literature and other documentation       $ 18,650         $ 27,107         $ 43,526
         Computer hardware                         894,586          933,500          950,596
         Allowance for obsolete inventory         (855,717)        (873,135)        (913,434)
                                                  --------         --------         --------

         Total inventory                          $ 57,519         $ 87,472         $ 80,688
                                                  ========         ========         ========

      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephone industry. The Company had sales to major distributors, as follows:

                                SALES FOR THE THREE-MONTHS              SALES FOR THE SIX-MONTHS
                                       ENDED DEC 31,                           ENDED DEC 31,
                                  1998               1997               1998                 1997
                            ----------------   ----------------   -----------------   -----------------
                              AMOUNT      %      AMOUNT      %      AMOUNT       %      AMOUNT       %
          Distributor A     $1,277,103   57%   $1,409,452   54%   $3,594,144    65%   $2,510,879    54%
          Distributor B        234,010   11%                         479,765     9%      459,253    10%
                            ----------   --    ----------   --    ----------    --    ----------    --

          Total             $1,511,113   68%   $1,409,452   54%   $4,073,909    74%   $2,970,132    64%
                            ==========   ==    ==========   ==    ==========    ==    ==========    ==

      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                                    PERCENT OF
                                                                      GROSS
                                                                     ACCOUNTS
                                                    DISTRIBUTORS    RECEIVABLE
         December 31, 1998                               2              65%
         June 30, 1998                                   1              86%
         December 31, 1997                               2              73%

      INTERNATIONAL SALES - The Company had international sales as follows:

                           SALES FOR THE THREE-MONTHS                     SALES FOR THE SIX-MONTHS
                               ENDED DECEMBER 31,                            ENDED DECEMBER 31,
                    --------------------------------------         --------------------------------------
                          1998                  1997                    1998                   1997
                    ----------------      ----------------         --------------       -----------------
                      AMOUNT      %         AMOUNT      %           AMOUNT     %         AMOUNT       %
      Canada         $16,008       1%      $27,565      1%         $31,363      1%      $ 83,294       2%
      Other            1,519                14,040      1%           1,519                36,143       1%
                     -------      --       -------     --          -------     --       --------      --

      Total          $17,527       1%      $41,605      2%         $32,882      1%      $119,437       3%
                     =======      ==       =======     ==          =======     ==       ========      ==

      SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

      Costs capitalized were $252,691 and $40,744 and related amortization was $36,000 for the three-months ended December 31, 1998 and 1997, respectively. Costs capitalized were $329,034 and $86,600 and related amortization was $72,000 for the six-months ended December 31, 1998 and 1997, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

      ACCOUNTING CHANGES - In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement, which is effective for the 1999 fiscal year, expands or modifies disclosures and, accordingly, will have no impact on the Company's reported financial position, result of operations or cash flows.

      In 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which is effective for all periods beginning after June 15, 1999, will have no impact on the Company's reported financial position, results of operations or cash flows.

      The Company adopted FASB Statement No. 128, "Earnings Per Share," during the quarter ended December 31, 1997. Earnings per share of prior periods have been restated (see Note 5). The Company also adopted FASB Statement No. 130, "Reporting Comprehensive Income" during the quarter ended September 30, 1998. However, as the Company had no items of comprehensive income, there was no impact on the Company's financial statements.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain fiscal year 1998 amounts have been reclassified in order to conform to fiscal year 1999 presentation.

2.    MARKETABLE SECURITIES

      The Company maintains various investments in treasury bills and federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:

                                                                                                      NET
                                                                   AMORTIZED                       UNREALIZED
          DESCRIPTION                                                 COST            MARKET       GAIN (LOSS)
          December 31, 1998 - Federal Agency Notes                 $3,318,562       $3,318,155       $ (407)
                                                                   ==========       ==========       ======

          June 30, 1998 - Federal Agency Notes                     $  916,832       $  915,957       $ (875)
                                                                   ==========       ==========       ======

          December 31, 1997 - US Treasury Bills/Federal Notes      $  614,310       $  616,374       $2,064
                                                                   ==========       ==========       ======

3.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

      Period Ending December 31:
                1999                                            $205,000
                2000                                             217,500
                2001                                             220,000
                2002                                              73,332

      Rent expense for the leased office space was $73,277 in each of the three-month periods ended December 31, 1998 and 1997. Rent expense for the leased office space was $146,553 in each of the six-month periods ended December 31, 1998 and 1997.

4.    NOTE PAYABLE

      The Company had a Term Note Payable - Bank bearing interest at the prime lending rate (8.25%) which was paid in full, principal and interest, on December 19, 1997.

5.    CAPITAL STOCK AND INCOME PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.


                                                             COMMON                              IN
                                         AUTHORIZED          ISSUED          OUTSTANDING      TREASURY
      Balance at December 31, 1998       15,000,000        12,293,063        12,291,063        2,000
                                         ==========        ==========        ==========        =====

      Balance at June 30, 1998           15,000,000        12,281,751        12,279,751        2,000
                                         ==========        ==========        ==========        =====

      Balance at December 31, 1997       15,000,000        12,281,751        12,279,751        2,000
                                         ==========        ==========        ==========        =====

      Income per common share was based on the weighted average number of common shares outstanding during each period.

   In accordance with FASB No. 128 "Earning Per Share," the Company's basic and diluted earning per share were determined as follows:


                                             THREE-MONTHS ENDED                      THREE-MONTHS ENDED
                                              DECEMBER 31, 1998                      DECEMBER 31, 1997
                                   ------------------------------------    ------------------------------------
                                     INCOME        SHARES     PER SHARE      INCOME        SHARES     PER SHARE
                                   (NUMERATOR)  (DENOMINATOR)  AMOUNT      (NUMERATOR)  (DENOMINATOR)  AMOUNT
      BASIC EPS

      Income available to
        common stockholders        $  377,050    12,291,063     $0.03       $398,277    12,279,751      $0.03

      EFFECT OF DILUTIVE
        SECURITIES

      Stock options                                 318,650                                342,005
                                   ----------    ----------     -----       --------    ----------      -----

      DILUTED EPS

      Income available to
        common stockholders
        and assumed conversions    $  377,050    12,609,713     $0.03       $398,277    12,621,756      $0.03
                                   ==========    ==========     =====       ========    ==========      =====

                                              SIX-MONTHS ENDED                       SIX-MONTHS ENDED
                                              DECEMBER 31, 1998                      DECEMBER 31, 1997
                                   ------------------------------------     -----------------------------------
                                     INCOME        SHARES     PER SHARE      INCOME        SHARES     PER SHARE
                                   (NUMERATOR)  (DENOMINATOR)  AMOUNT      (NUMERATOR)  (DENOMINATOR)  AMOUNT
      BASIC EPS

      Income available to
        common stockholders        $1,382,056    12,291,063     $0.11       $504,061    12,279,751      $0.04

      EFFECT OF DILUTIVE
        SECURITIES

      Stock options                                 233,466                                298,581
                                   ----------    ----------     -----       --------    ----------      -----

      DILUTED EPS

      Income available to
        common stockholders
        and assumed conversions    $1,382,056    12,524,529     $0.11       $504,061    12,578,332      $0.04
                                   ==========    ==========     =====       ========    ==========      =====

6.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a four-year period. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal years 1998 and 1997, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 1998 annual report.

7.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:

                                                DECEMBER 31,       JUNE 30,       DECEMBER 31,
                                                   1998              1998            1997
      Current deferred tax asset:
        Deferred revenue                        $   192,890      $   150,488      $   112,446
        Inventory reserve                           290,944          296,866          309,996
        Accrued compensation                          8,197            8,197            8,197
        Reserves not currently deductible            31,439            9,655           19,176
        Accrued rent                                 24,532           26,554           26,834
                                                -----------      -----------      -----------
                 Total                              548,002          491,760          476,649
        Less valuation allowance                   (548,002)        (491,760)        (476,649)
                                                -----------      -----------      -----------

      Net                                       $        --      $        --      $        --
                                                ===========      ===========      ===========

      Non-current deferred tax asset:
        Net operating loss carryforward         $ 1,541,087      $ 2,027,953      $ 2,071,836
        Research and development credits            190,025          178,925          167,825
                                                -----------      -----------      -----------
                 Total                            1,731,112        2,206,878        2,239,661
      Non-current deferred tax liability:
        Deferred software development costs        (129,931)         (76,540)        (126,796)
                                                -----------      -----------      -----------
        Net non-current deferred tax asset        1,601,181        2,130,338        2,112,865
        Less valuation allowance                 (1,601,181)      (2,130,338)      (2,112,865)
                                                -----------      -----------      -----------

      Net                                       $        --      $       --       $        --
                                                ===========      ===========      ===========

      The provision for income taxes for the three-months and six-months ended December 31, 1998 and 1997 consists of the following:

                                          FOR THE THREE-MONTHS          FOR THE SIX-MONTHS
                                           ENDED DECEMBER 31,            ENDED DECEMBER 31,
                                       -------------------------     -------------------------
                                          1998           1997           1998           1997

      Current provision                $      --      $      --      $      --      $      --
      Deferred provision (benefit)       125,385       (198,015)       472,915       (165,988)
                                       ---------      ---------      ---------      ---------
                 Total                   125,385       (198,015)       472,915       (165,988)
      (Decrease) increase in
         the valuation allowance        (125,385)       198,015       (472,915)       165,988
                                       ---------      ---------      ---------      ---------

      Income tax expense               $      --      $      --      $      --      $      --
                                       =========      =========      =========      =========

      At December 31, 1998, the Company has net operating loss carryforwards of approximately $4,500,000 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2011. Also at December 31, 1998, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $190,000 which will begin to expire in 2002.


8. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the periods presented, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures, equipment, and computer equipment are depreciated over useful lives of seven, five, and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures, equipment, and computer equipment are to be depreciated over useful lives of five, three, and three years, respectively, using a straight-line method. The difference in methodology results in a reported US GAAP net income in excess of Canadian GAAP of $11,417 and $10,306 for the six-month periods ended December 31, 1998 and 1997, respectively. The difference does not have a material effect on the earnings per share calculation for either period.


                                   * * * * * *